Sancai Holding Group Ltd
三彩家控股集团有限公司
(the "Company")

CERTIFIED EXTRACT OF THE WRITTEN RESOLUTIONS OF THE SHAREHOLDER(S) OF THE COMPANY PASSED ON 13TH DAY OF AUGUST, 2020 IN ACCORDANCE WITH THE COMPANY'S ARTICLES OF ASSOCIATION

REDESIGNATION OF UNISSUED SHARE CAPITAL

It is resolved that (i) 390,000,000 authorised but unissued Ordinary Shares of par value US$0.0001 each be and are hereby re-designated as 390,000,000 Class A Ordinary Shares of par value US$0.0001 each, and (ii) 100,000,000 authorised but unissued Ordinary Shares of par value US$0.0001 each be and are hereby re-designated as 100,000,000 Class B Ordinary Shares of par value US$0.0001 each, and the authorised share capital of the Company be amended with immediate effect:

FROM: US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each,

TO: US$50,000 divided into 400,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each and 100,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each.

AMENDING ARTICLES IN MEMORANDUM OF ASSOCIATION

It is resolved, by **SPECIAL RESOLUTION,** that Article 6 of the Memorandum of Association of the Company be and is hereby replaced in its entirety with a new Article 6 as follows:

"The authorised share capital of the Company is US$50,000 divided into 400,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each and 100,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each. Subject to the provisions of the Companies Law (As Amended) and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided."

Dated this 27th day of August 2020

Certified as a true copy by

For and on behalf of
Sertus Incorporations (Cayman) Limited

S Thompson
Susan Thompson
Authorised Signatory
Registered Office

GENERAL REGISTRY
CAYMAN ISLANDS

Filed: 27-Aug-2020 10:01 EST
Auth Code: J39851752759